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Exhibit 8.1

OPINION OF HUNTON & WILLIAMS LLP

December 12, 2003

The Board of Directors
EarthLink, Inc.
1375 Peachtree Street
Atlanta, Georgia 30309

  Re:
  Registration Statement On Form S-3 Related to EarthLink, Inc. Common Stock—Federal Income Tax Effects of the Rescission Offer

Ladies and Gentlemen:

        We have acted as counsel to EarthLink, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (as amended, the "Registration Statement"), with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, 206,765 shares of EarthLink's common stock (the "Shares") issued under the EarthLink, Inc. 401(k) Plan from February 4, 2000 through July 15, 2002.

        In rendering this opinion, we have reviewed such matters of law and copies of (i) the Registration Statement, including the prospectus included therein (the "Prospectus") and (ii) such corporate records and other documents, certificates, and instruments, as we have considered necessary or appropriate to enable us to render the opinion expressed below. In rendering the opinion expressed below, we also have relied upon, and assumed the accuracy of, (i) the authenticity of all documents submitted to us as originals, the authenticity and conformity to the original documents of all documents submitted to us as certified, conformed, facsimile or photographic copies, and the genuineness of all signatures on all documents, (ii) the correctness and completeness of all documents and certificates of all public officials and (iii) the validity and enforceability in accordance with their terms of all such documents in final form (when executed).

        Based upon the foregoing and the further qualifications stated below, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Federal Income Tax Effects of the Rescission Offer" constitute our opinion, subject to the assumptions, conditions and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to matters covered.

        Our representation of the Company is limited to the matters described above and, except for our opinion as to the federal income tax effects of the rescission offer as set forth in the preceding paragraph, we express no opinion on any other tax matters (federal, state, local or otherwise). This opinion is solely for your benefit and may not be distributed to or relied upon by any other person without our prior written consent. We do not undertake to advise you of any changes in our opinion expressed herein (or under the caption "Federal Income Tax Effects of the Rescission Offer" in the Prospectus) resulting from matters that might hereafter rise or be brought to our attention.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-3. We also consent to the references to Hunton & Williams under the captions "Federal Income Tax Effects of the Rescission Offer" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                      Very truly yours,

                      /s/ HUNTON & WILLIAMS LLP
                      HUNTON & WILLIAMS LLP

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OPINION OF HUNTON & WILLIAMS LLP